For Immediate Release:

Contacts: Peerless Systems Corporation: William R. Neil Chief Financial Officer and Acting Chief Executive Officer (310) 536-0908 ex 3146

Peerless Systems Announces Results for the Year and Quarter ended January 31, 2010

EL SEGUNDO, Calif., May 3, 2010 — Peerless Systems Corporation (Nasdaq: PRLS), a provider of imaging and networking technologies to the digital document market, today reported financial results for the fiscal year and quarter ended on January 31, 2010.

Fourth Quarter Results

Fourth quarter revenues were $0.9 million and $2.2 million for fiscal year 2010 and 2009, respectively.  Product licensing revenue was $0.8 million and $2.0 million in the fourth quarter of fiscal 2010 and 2009, respectively.  Engineering services and maintenance revenue was $0.1 million and $0.2 million in the fourth quarter of fiscal 2010 and 2009, respectively.  The decline in total revenue was mainly attributable to a decrease in block licensing revenue resulting from a decline in the demand for the Company’s products.

Gross margin was 86% and 62% in the fourth quarter of fiscal 2010 and 2009, respectively.  The increase is primarily attributable to the lower licensing fees payable by Peerless to third parties based on changes in the estimated amount and valuation of licensed components included in the Company’s products.

Peerless reported net income of $0.2 million, or $0.01 per basic and diluted share, in the fourth quarter of fiscal 2010, versus $3.9 million, or $0.23 per basic and diluted share in the fourth quarter of fiscal 2009.

Peerless ended the fourth quarter of fiscal 2010 with cash and cash equivalents of $36.7 million, compared with $36.9 million at the end of the third quarter of fiscal 2010 and $44.7 million at the end of the fourth quarter of fiscal 2009.  Cash and cash equivalents remained level from the prior quarter.  The decline in cash and cash equivalents from the fourth quarter of fiscal 2009 was primarily due to the investment of $13.2 million in marketable securities during fiscal 2010, comprised of common stock and warrants of Highbury Financial, Inc. (“Highbury”), and the subsequent exercise of such warrants.

Fiscal 2010 full-year results

For fiscal 2010, Peerless reported net income of $7.2 million, or $0.44 per basic share and $0.43 per diluted share, on total revenue of $4.8 million.  Gross margin increased from 30.1% in fiscal 2009 to 123.1% in fiscal 2010.  The primary reason for the increase was a $2.6 million change in estimate that resulted from our negotiation and resulting reduction in certain third party licensing cost. Peerless recorded the change in estimate as a reduction in the cost of revenues.  During the second quarter, Peerless executed one new block license valued at $950,000.  Peerless also received $3.8 million from the early release of the escrowed consideration from the sale of substantially all of its assets to Kyocera Mita Corporation (“KMC Transaction”) completed in April 2008.

During fiscal 2010, the Company experienced a $0.9 million reduction of rental expense as a result of the early termination of its building lease at the end of fiscal 2009.  Additionally, the Company’s staffing costs were substantially decreased due to the transfer of employees in the KMC transaction in fiscal 2009 and the reduction of the number of employees in both fiscal 2009 and 2010.

Highbury Investment

Beginning in the first quarter of fiscal 2010, Peerless invested in securities of Highbury.  On December 12, 2010, Highbury entered into an agreement to be acquired by a subsidiary of Affiliated Managers Group, Inc. (“AMG”) for AMG common stock.  Following the announcement of the transaction between Highbury and AMG, we implemented a hedging strategy related to AMG common stock.  The purpose of our hedging strategy was to preserve our profits in these shares if the price of AMG common stock fell before the closing of the transaction.

On April 15, 2010, the Company received a dividend of $0.9977 per share of its Highbury common stock, or a total of approximately $3.1 million.  On the same date, the transaction between Highbury and AMG was completed and the Company’s 3,070,355 shares of Highbury common stock were converted into 230,199 shares of AMG common stock.

The Company estimates a gain of approximately $10.3 million on our investment in Highbury, taking into account our purchase price for the Highbury securities, dividends received on the Highbury common stock, the outcome of our hedging strategy, and incentive compensation to a director and a consultant to the Company for their efforts related to the investment.  The foregoing calculation is an estimate as of the date hereof which is subject to change and does not include taxes payable on the capital gains and dividends from this investment, which should generally be taxed at our ordinary corporate tax rate.  Such estimate has not been audited by the Company’s independent registered public accounting firm.

Termination of Adobe Agreement

The Company’s agreement with Adobe Systems Incorporated to bundle and sublicense Adobe’s licensed products into new OEM products expired on March 31, 2010.  The Company will only continue to collect licensing fees for the commercial life of all Adobe related products existing as of March 31, 2010 for the useful life of these products under current sublicensing agreements with customers.  The Company expects a material decrease in revenues for fiscal 2011 due to the end of this agreement.

About Peerless Systems Corporation

Founded in 1982, Peerless historically licensed imaging and networking technologies to the digital document markets, which include manufacturers of color, monochrome and multifunction office products and digital appliances.  Effective April 30, 2008, Peerless sold its imaging and networking technologies and certain other assets to Kyocera Mita Corporation.  Peerless retained the rights to continue licensing these technologies to customers in the digital document markets.  Peerless intends to use its cash to actively pursue acquisitions and mergers with the goal of enhancing stockholder value.

Safe Harbor Statement Under The U.S. Private Securities Litigation Reform Act Of 1995

Some statements included in this news release are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and, therefore, involve uncertainties or risks that could cause actual results to differ materially there from.  These statements may contain words such as "desires," "believes," "anticipates," "plans," "expects," "intends," "estimates" or similar expressions.  These statements are not guarantees of the Company's future performance and are subject to risks, uncertainties and other important factors that could cause actual performance or achievements to differ materially from those expressed or implied by these forward-looking statements.  Such statements include, but are not limited to, the Company’s ability to find one or more suitable investment opportunities and to successfully complete any such investment, the Company’s investment in Highbury, the Company’s current licensing business and the effects of the Company’s cost-reducing strategies.  Additional information regarding factors that could cause results to differ materially from management's expectations is found in the section entitled "Risk Factors" in the Company's 2010 Annual Report on Form 10-K  filed today with the Securities and Exchange Commission.  The Company intends that the forward-looking statements included herein be subject to the above-mentioned statutory safe harbors. Investors are cautioned not to rely on forward-looking statements.  The Company disclaims any obligation to update forward-looking statements.

Results (in thousands) are as follows:

	Three Months Ended		Twelve Months Ended
	January 31,		January 31,
	2010	2009	2010	2009
Revenues	$871	$2,199	$4,843	$10,406
Cost of revenues	119	832	(1,119)	7,276
Gross margin	752	1,367	5,962	3,130
Operating expenses	495	2,323	(466)	(19,337)
Other income, net	306	228	5,335	1,076
Income (loss) before income taxes	563	(728)	11,763	23,543
Provision (benefit) for income taxes	380	(4,669)	4,525	5,924
Net income (loss)	$183	$3,941	$7,238	$17,619
Basic earnings (loss) per share	$0.01	$0.23	$0.44	$0.99
Diluted earnings (loss) per share	$0.01	$0.23	$0.43	$0.97
Weighted average common shares - outstanding — basic	16,062	17,107	16,530	17,719
Weighted average common shares - outstanding — diluted	16,290	17,276	16,691	18,072